UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4555 Great America Parkway Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2014, Violin Memory, Inc. (the “Company”) issued $105.0 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2019 (the “Notes”) in a private placement (the “Offering”). The terms of the Notes are governed by an indenture, dated as of September 24, 2014 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). A copy of the Indenture, including the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The information contained in Item 2.03 hereof with respect to the Indenture and the Notes is hereby incorporated by reference. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and the Notes, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 24, 2014, the Company issued $105.0 million aggregate principal amount of the Notes. The Notes will bear interest at a rate of 4.25% per annum, payable semi-annually in arrears in cash on April 1 and October 1 of each year, beginning on April 1, 2015. The Notes will mature on October 1, 2019, unless earlier converted, redeemed or repurchased.

The Notes are senior unsecured obligations, ranking equally in right of payment with the Company’s existing and future senior unsecured debt, and senior in right of payment to any of the Company’s future debt that is expressly subordinated in right of payment to the Notes The Notes will be structurally subordinated to all debt and other liabilities of the Company’s subsidiaries, including trade payables and any guarantees that they may provide with respect to any of the Company’s existing or future debt, and will be effectively subordinated in right of payment to any of the Company’s secured debt to the extent of the assets securing such debt.

Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding April 1, 2019, only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on January 31, 2015 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on such trading day; (2) during the five consecutive business day period immediately after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day; (3) upon the occurrence of specified corporate events; or (4) if the Company has called the Notes for redemption. In addition, regardless of the foregoing circumstances, holders may convert their notes at any time on or after April 1, 2019 until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion of a Note, the Company will deliver for each $1,000 principal amount of converted Notes a number of shares of Common Stock equal to the conversion rate. However, if the Company receives stockholder approval (as defined in the Indenture), it will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election.

The conversion rate for the Notes will initially be 177.8489 shares of Common Stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $5.62 per share of Common Stock). The conversion rate for each series of the Notes will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the relevant maturity date, the Company will increase the conversion rate of the Notes for a holder who elects to convert in connection with such a corporate event in certain circumstances.

The Company may not redeem the Notes prior to October 1, 2017. On and after October 1, 2017, the Company may redeem for cash all, but not less than all, of the Notes if the last reported sale price of the Common Stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if the Company calls the notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, the Company will, in certain circumstances, increase the conversion rate for holders who convert their Notes after the Company delivers a notice of redemption and before the close of business on the business day immediately preceding the relevant redemption date.

Upon the occurrence of certain fundamental changes, the holders of the Notes may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The following constitute events of default under the Indenture that could, subject to certain conditions, cause the unpaid principal of and accrued and unpaid interest on the Notes to become due and payable: (1) the Company fails to pay principal of the Notes (including any fundamental change repurchase price or redemption price) when due at maturity, upon optional redemption, repurchase, declaration of acceleration or otherwise; (2) the Company fails to pay any interest on the Notes when due and the failure continues for a period of 30 days past the applicable due date; (3) the Company fails to give a fundamental change notice, a notice of a make-whole fundamental change or a notice of redemption, in each case when due; (4) the Company fails to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and the failure continues for five days; (5) the Company fails to comply with its obligations under the Indenture in the event of certain consolidations, mergers and sale of assets; (6) the Company fails to perform or observe any of its other covenants or warranties in the indenture or in the Notes for 60 days after written notice from the Trustee or the holders of at least 25% of the aggregate principal amount of then outstanding Notes has been received; (7) default by the Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10.0 million in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (x) resulting in such indebtedness becoming or being declared due and payable or (y) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; (8) a final judgment for the payment of $10.0 million or more (excluding any amounts covered by insurance) rendered against the Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (x) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (y) the date on which all rights to appeal have been extinguished; or (9) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Exchange Act of 1934). If an event of default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal amount of and accrued and unpaid interest, if any, on all then outstanding Notes immediately due and payable. However, upon an event of default described in clause (9), 100% of the principal amount of and accrued and unpaid interest, if any, on all then outstanding Notes will automatically be due and payable immediately.

Additional information pertaining to the Notes and the Indentures is set forth in Item 1.01 hereof and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

On September 24, 2014, the Company sold $105.0 million aggregate principal amount of the Notes to Jefferies LLC (the “Initial Purchaser”) in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The purchase agreement with the Initial Purchaser also contemplated the resale of the Notes to qualified institutional buyers in reliance on Rule 144A under and Section 4(a)(2) of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser.

The net proceeds from the offering, after deducting the Initial Purchaser’s discount and the estimated offering expenses payable by the Company, were approximately $100.8 million. The information contained in Items 1.01 and 2.03 hereof with respect to the Notes is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture dated as of September 24, 2014, between Violin Memory, Inc. and Wilmington Trust, National Association, as trustee (including form of Note).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2014

VIOLIN MEMORY, INC.

By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer